Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS INCLUDING INCREASES IN
REVENUE OF 13.6% AND NET INCOME of 69.9%

NEWS RELEASE

Contact: Robert Censullo
(973) 386-9696

Tuesday, May 15, 2012

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE Amex: WTT) announced today results for the first quarter ended March 31, 2012.

For the quarter ended March 31, 2012, the Company reported net sales of $6,902,000, compared to $6,077,000 for the same period in 2011, an increase of 13.6%.

The Company also reported net income of $656,000 or $0.03 per diluted share for the first quarter of 2012, compared to net income of $386,000, or $0.02 per diluted share, for the first quarter of 2011, an increase of 69.9%.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “We continued to see growth in our Network Solutions business segment particularly in the indoor and outdoor broadband wireless marketplace. Revenue in this segment increased 27% to $3,341,000 compared to the prior year quarter. Revenue in our Test and Measurement segment reflected steady orders and increased 3% to $3,561,000 compared to the prior year period. Increased revenue along with vigilant cost monitoring contributed to improved gross profit margins and income from reportable segments while also improving our cash position by $875,000 to $12,965,000.”

Continued Genova, “ As we continue to implement our strategy for the year, we remain focused on improvements in business operations and utilizing the Company’s working capital to maximize shareholder value.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended March 31,

	(Unaudited)
	2012	2011

Statement of Operations Data:
Net sales	$6,902	$6,077

Gross profit	3,355	2,650

Operating expenses
Research and development	599	525
Sales and marketing	1,073	1,194
General and administrative	1,132	633

Total operating expenses	2,804	2,352

Interest and other (income) expense	(9)	(7)

Income before income taxes	560	304

Net income	$656	$386

Net Income per common share:
Basic	$0.03	$0.02
Diluted	$0.03	$0.02

Weighted average shares outstanding:
Basic	24,431	24,982
Diluted	24,794	25,233

	March 31, 2012	December 31, 2011

	(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$12,965	$12,090

Working capital	$24,878	$24,559

Total assets	$38,588	$37,702

Total liabilities	$4,800	$4,489

Shareholders’ equity	$33,788	$33,213